NEWS RELEASE

FOR IMMEDIATE RELEASE

Contact: Natalie Neyer
(717) 412-6207 (office)
(717) 602-8839 (cell)
natalie.neyer@mymetrobank.com

Metro Bancorp Appoints Rodney Messick to Board of Directors

HARRISBURG, Pa. (December 21, 2012) - Metro Bancorp, Inc. (NASDAQ: METR), parent company of Metro Bank, today announced the appointment of J. Rodney Messick to the Company's Board of Directors, expanding the board to 9 members. Messick is the chief financial officer of Homesale Realty Service Group, Inc., parent company of Prudential Homesale Services Group -- the leading real estate company serving the Baltimore, Maryland metropolitan area and South Central and Southeastern Pennsylvania.

A resident of Lancaster, PA, Messick has led the development of Homesale Realty Service Group's financial goals, objectives and budgets as CFO since August of 2004. He holds more than 10 years of financial experience.

“The Board of Directors is pleased to welcome Rod,” said Metro Bancorp Chairman of the Board, President and CEO Gary L. Nalbandian. “We look forward to the contributions he will make through his unique skills and leadership qualities as we continue to build on the many successes of the Bank.”

Messick primarily focuses on cash management activities, banking and lender relations and financial and account system controls. He also oversees information technology strategies and merger and acquisition activity.

As an industry expert, he has served on two national advisory councils for Prudential Real Estate and Relocation Services of America, one focused on operational changes of large multi-office affiliates, the other on technological innovation in real estate. Prior to joining Homesale Services Group, Messick was the project director for a Lancaster-based de novo national bank.

Messick served eight years as a Naval Flight Officer upon graduating from the United States Naval Academy. He earned his MBA in technology management from the Wharton School and School of Engineering Applied Science during his final active duty assignment as a Naval ROTC instructor at the University of Pennsylvania.

He is currently a local admissions officer for the Naval Academy and volunteers with the Red Rose Honor Guard providing military honors for veterans' funerals throughout Lancaster County. In addition, Messick is a board member of the Lancaster Family YWCA and Lancaster County Community Foundation. He is a previous recipient of the Central Pennsylvania Business Journal's Forty Under 40 Award and a member of the 2010 Lancaster MS Leadership Class.

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Page 2 -- Metro Bank Appoints Rodney Messick to Board of Directors

Messick joins board members Gary L. Nalbandian, Chairman, President and CEO, Metro Bancorp, Inc.; James R. Adair, President and CEO, Adair Construction Services, Inc.; John P. Cardello, CPA, Partner, Seligman, Friedman & Co.; Douglas S. Gelder, Owner and President, DSG Development; Alan R. Hassman, President, ARH, Inc. and Keystone Lodging Enterprises, Inc.; Howell C. Mette, Senior Partner, Mette, Evans & Woodside: Michael A. Serluco, Owner, Consolidated Properties; Samir J. Srouji, M.D., Owner, Plastic Surgery, P.C.

About Metro Bank
Metro Bank, subsidiary of Metro Bancorp Inc. (NASDAQ: METR), is a financial services retailer with $2.5 billion in assets and 33 stores in the counties of Berks, Cumberland, Dauphin, Lancaster, Lebanon and York. Headquartered in Harrisburg, Metro Bank opened its first location in Camp Hill, Pa. in 1985, pioneering industry-changing conveniences in Central Pennsylvania including seven-day branch banking, free personal checking, free coin-counting machines and use of a prototype store design. Additional services include free instant-issue Visa debit cards, free online banking and 24/7 live customer service. The bank also offers commercial banking services including term loans, commercial mortgages, lines of credit and cash management services. For more information about Metro Bank, visit mymetrobank.com.

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